UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 16, 2013

Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On April 17, 2013, Unigene Laboratories, Inc. announced that on April 16, 2013, Victory Park Capital Advisors, LLC (VPC) held a public auction conducted in accordance with Article 9 of the Uniform Commercial Code (UCC) for the sale of certain of Unigene’s assets that secure approximately $56.7 million in senior secured notes issued to affiliates of VPC by Unigene. The assets concerned include Unigene’s Peptelligence™ drug delivery and recombinant manufacturing platforms and all other assets that comprised the Company’s Biotechnologies Strategic Business Unit (SBU). The holders of the senior secured notes made a credit bid of $15 million and, at the conclusion of the public auction, were deemed the highest bidder for the assets. The assets are to be acquired by an affiliate of VPC in exchange for the satisfaction and discharge of $15 million outstanding under the senior secured notes. The closing of the sale of the assets is anticipated to occur promptly. After accounting for the credit bid, approximately $41.7 million will remain outstanding under the senior secured notes.

The assets of the Company not acquired during the public sale will consist of the therapeutic assets comprising the Company’s Therapeutics SBU, including Fortical® nasal spray; oral calcitonin, licensed to Tarsa Therapeutics, Inc.; UGP302, being developed for the treatment of diabetes via a joint venture with Nordic BioScience; oral PTH; and the anorexigenic agent UGP281. All of these assets will remain with the Company.

A copy of the press release is attached hereto as Exhibit 99.1 and it is incorporated herein by reference

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated April 17, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

/s/ Ashleigh Palmer
Ashleigh Palmer – Chief Executive Officer

Date: April 22, 2013

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release dated April 17, 2013